Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
POWERFLEET, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

POWERFLEET, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is: Powerfleet, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 21, 2019.

2. The amendments to the Corporation’s Amended and Restated Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the DGCL and have been consented to by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with Section 222 of the DGCL.

3. The first paragraph of ARTICLE FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 175,150,000 shares, consisting of:

(a) 175,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”); and

(b) 150,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 100,000 shares of Preferred Stock shall be designated Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 50,000 shares of Preferred Stock shall initially be undesignated.”

4. The foregoing amendment shall be effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Powerfleet, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer on this 22nd day of March 2024.

POWERFLEET, INC.

By:	/s/ Steve Towe
Name:	Steve Towe
Title:	Chief Executive Officer